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                                                                   Exhibit 99.1


CONTACTS:
Christopher Taylor                                     Doug MacDougall
Director of Investor Relations                         Vice President
Genome Therapeutics Corp.                              Feinstein Kean Healthcare
(781) 398-2466                                         (617) 577-8110

FOR IMMEDIATE RELEASE

                 GENOME THERAPEUTICS AND SCHERING-PLOUGH EXTEND

              GENOMICS ALLIANCE TO IDENTIFY NOVEL ASTHMA TREATMENTS

         - Companies extend research collaboration through end of 2001 -

WALTHAM, MASS., MAY 2, 2000 -- Genome Therapeutics Corp. (Nasdaq: GENE) today announced an extension to its human genomics alliance with Schering-Plough Corporation (NYSE: SGP) to discover new therapeutics for treating asthma. This agreement will carry the research portion of the alliance at least through December 2001 and increases the potential proceeds from this alliance to approximately $76 million, excluding royalties.

Asthma affects over 155 million people worldwide according to the World Health Organization. The incidence appears to be rising dramatically worldwide; in the United States, the incidence has doubled over the past two decades. Industry reports indicate that asthma accounts for more than $12 billion in direct and indirect costs in the U.S. each year.

"The continuing success of this program validates our strong capabilities in human genomics," said Dr. Richard D. Gill, President and COO of Genome Therapeutics. "We foresee the extension of the research phase of this alliance will bring the program closer to its goal of identifying novel treatments for this major human disease."

Genome Therapeutics is using its proprietary genomics tools, bioinformatics and high-throughput sequencing capacity to identify candidate genes believed to be involved in the development of asthma in certain individuals. The genes are located within chromosomal regions identified by Genome Therapeutics.

Announced in December 1996, this multi-year research program has a potential value of $76 million, excluding royalties based on sales of therapeutic products resulting from this collaboration. To date, the Company has received about one-third of those potential proceeds through milestone payments and funded research. In November 1998, the program was accelerated to build on promising initial results and to expedite the process of identifying asthma susceptibility genes.

"This gene-discovery program has advanced quite rapidly and we believe that the most successful route to commercialization of products is through this alliance with Schering-Plough, a world leader in the development of respiratory care products," Dr. Gill added.

In separate agreements, Genome Therapeutics and Schering-Plough forged a potential $43 million alliance in December 1995 to develop novel antibacterial agents with activity against drug-resistant organisms and a potential $36 million alliance announced in September 1997 to discover novel anti-fungal treatments. In addition, Schering-Plough is a subscriber to Genome Therapeutics' proprietary PathoGenome-TM-Database, which contains DNA sequence information for more than 30 microbial organisms.

                                    - more -


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                                                             Genome Therapeutics
                                                                          Page 2

Genome Therapeutics (WWW.GENOMECORP.COM) is a leader in the commercialization of genomics-based drug discovery. The Company's gene discovery strategy is to identify and characterize human genes associated with major diseases and elucidate microbial genes as novel drug targets against many serious infectious organisms. Together with Schering-Plough and its other strategic partners, including AstraZeneca, Wyeth-Ayerst and bioMerieux, Genome Therapeutics is using genomic information to develop a new generation of genomics-based pharmaceutical, vaccine and diagnostic products.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL ARE "FORWARD LOOKING" STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. A NUMBER OF IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN THE FORWARD LOOKING STATEMENT INCLUDING, BUT NOT LIMITED TO, THE ABILITY OF THE COMPANY AND ITS ALLIANCE PARTNERS TO (I) SUCCESSFULLY DEVELOP PRODUCTS BASED ON THE COMPANY'S GENOMIC INFORMATION, (II) OBTAIN THE NECESSARY GOVERNMENTAL APPROVALS, (III) EFFECTIVELY COMMERCIALIZE ANY PRODUCTS DEVELOPED BEFORE ITS COMPETITORS AND (IV) OBTAIN AND ENFORCE INTELLECTUAL PROPERTY RIGHTS, AS WELL AS THE RISK FACTORS DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

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